Exhibit 99.1

Albireo Reports Q2 Financial Results and Business Update

– BylvayTM (odevixibat) approved in U.S. & EU as only once-daily drug indicated for patients with PFIC –

– Commercialization underway with Bylvay, first prescriptions received in the U.S. –

– German price listing expected in September –

– Company to host a conference call and webcast today at 10:00 a.m. ET –

BOSTON, MA — August 5, 2021 — Albireo Pharma, Inc. (Nasdaq: ALBO), a rare liver disease company developing novel bile acid modulators, today provided a business update and reported financial results for the second quarter ended June 30, 2021.

“Bylvay is now approved in over 30 countries around the world and we are delighted that the first prescriptions for Bylvay have been received in the U.S.,” said Ron Cooper, President and Chief Executive Officer of Albireo. “A successful Bylvay launch is the main priority but we continue to advance and expand our portfolio with two additional Phase 3 studies in biliary atresia and Alagille syndrome and two new compounds, A3907 and A2342, being developed for adult liver and viral diseases.”

Recent and Upcoming Highlights

Bylvay (odevixibat)

•	On July 20, the Company received U.S. Food & Drug Administration (FDA) approval of Bylvay, the first drug approved for the treatment of pruritus in all subtypes of progressive familial intrahepatic cholestasis (PFIC). Upon approval, the FDA issued a rare pediatric disease Priority Review Voucher (PRV) for Bylvay. The Company plans to monetize the PRV as a source of non-dilutive capital.

•	In Europe, the Company received European Commission (EC) authorization for Bylvay as the first drug approved for the treatment of all subtypes of PFIC, with the first launch in Germany.

•	First Bylvay prescriptions generated and first patients enrolled in AlbireoAssistTM, a customized, in-house patient program with dedicated Care Coordinators who support patients treated with Bylvay in the U.S. Albireo and Travere sales representatives and medical teams are meeting with the approximately 100 key HCPs at 60 centers in the U.S. to provide education on Bylvay. Value dossiers submitted to main insurers and meetings set up to obtain access for patients.

•	The Company continues to enroll and dose patients in two global Phase 3 studies for Alagille syndrome (ALGS) and biliary atresia. The ASSERT Study is a pivotal trial of Bylvay in patients with ALGS. The BOLD Study is the first and only pivotal trial of an IBAT inhibitor in biliary atresia, which is the largest pediatric cholestatic liver disease. Both studies remain on track to report topline data with ASSERT in 2022 and BOLD in 2024.

•	New data in nine accepted abstracts presented at European Association for the Study of the Liver (EASL) International Liver Congress, demonstrating Albireo’s leading position in the science of bile acid modulation with further evidence of efficacy and tolerability of Bylvay. Highlights from the Phase 3 PEDFIC studies showed further evidence of a sustained and durable effect with Bylvay, while also showing improvements in sleep, growth and hepatic parameters in patients with PFIC.

•	Presented data at the 6th World Congress of Pediatric Gastroenterology, Hepatology, and Nutrition (WCPGHAN) Meeting. Data from the Phase 3 pivotal PEDFIC 1 study and the PEDFIC 2 long-term extension study of Bylvay showed long-term treatment was associated with clinically meaningful, positive effects on cholestasis, growth and sleep parameters in patients with PFIC.

Pipeline

•	Clinical development continues for A3907, the first oral systemic apical sodium-dependent bile acid transporter (ASBT) inhibitor in clinical studies, being developed for adult cholestatic liver diseases such as primary sclerosing cholangitis (PSC) and primary biliary cholangitis (PBC). A Phase 1, first-in-human, double-blind, single and multiple ascending dose study in healthy adult subjects to investigate the safety, tolerability, pharmacokinetics and pharmacodynamics of an A3907 oral formulation is underway with data readout expected by end of year.

•	Data presented at EASL on Phase 1 candidate, A3907, showing positive impacts on markers of cholestatic disease.

•	The Company is completing IND-enabling studies for A2342, the first potent oral systemic sodium-taurocholate co-transporting peptide (NTCP) inhibitor for development in viral and cholestatic liver diseases.

Corporate

•	Presented a corporate overview at several investor conferences during the quarter, including the William Blair Biotech Focus Conference 2021, Piper Sandler’s Virtual EASL Takeaway Day, Jefferies Virtual Healthcare Conference and William Blair’s 41st Annual Growth Stock Conference.

Second Quarter 2021 Financial Results

•	Revenues were $2.4 million for the second quarter of 2021, compared to $1.9 million for the second quarter of 2020. The higher revenue was due to the estimated royalty revenue to be received from EA Pharma for elobixibat for the treatment of chronic constipation. The royalty revenue is passed on to HealthCare Royalty Partners.

•	R&D expenses were $20.9 million for the second quarter of 2021, compared to $18.4 million for the second quarter of 2020. The higher expenses were principally due to personnel expenses as the Company continues to increase our headcount and program activities. The increase in program activities related to Bylvay consisting of biliary atresia and Alagille syndrome, and A3907 were partially offset by Bylvay PFIC expenses, elobixibat and preclinical programs.

•	G&A expenses were $16.9 million for the second quarter of 2021, compared to $8.5 million for the second quarter of 2020. The increase is attributable to personnel and related expenses as the Company continued to increase headcount and commercialization readiness activities related to Bylvay.

•	Net loss for the second quarter of 2021 was $36.4 million, or $(1.90) per share, compared to $20.6 million, or $(1.38) per share for the second quarter of 2020.

•	The Company had cash and cash equivalents of $186.3 million as of June 30, 2021 compared to $217.1 million at March 31, 2021. The company anticipates the 2021 operating cash burn will be between $130-$135 million. 2021 revenue from Bylvay is anticipated to be in the low single digit U.S. $ millions. The Company anticipates cash runway into 2023, excluding any proceeds from the planned sale of the PRV received on approval, which should be sufficient to launch Bylvay and expansion beyond PFIC.

Conference Call

To access the live conference call by phone, please dial 877-407-0792 (domestic) or 201-689-8263 (international) and provide the access code 13720893. Live audio webcast will be accessible from the Media & Investors page of Albireo’s website. To ensure a timely connection to the webcast, it is recommended that participants register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will be available for replay on the Events & Presentations section of the Media & Investors page of Albireo’s website for 3 months following the event.

About Bylvay (odevixibat)

Bylvay is the first drug treatment approved in the U.S. for the treatment of pruritus in all subtypes of progressive familial intrahepatic cholestasis (PFIC). The European Commission (EC) has also granted marketing authorization of Bylvay in PFIC and will be available for sale in Europe following pricing and reimbursement approval. A potent, once-daily, non-systemic ileal bile acid transport inhibitor, Bylvay acts locally in the small intestine. Bylvay does not require refrigeration and can be taken as a capsule for older children, or opened and sprinkled onto food, which are factors of key importance for adherence in a pediatric patient population.

The recommended dosage of Bylvay is 40 mcg/kg once-daily in the morning with a meal. If there is an inadequate clinical response after three months, the dosage may be increased in 40 mcg/kg increments up to 120 mcg/kg once-daily not to exceed a total daily dose of 6 mg. The medicine can only be obtained with a prescription and treatment should be started and supervised by a doctor who has experience in the management of PFIC. For more information about using Bylvay, see the package leaflet or contact your doctor or pharmacist. For full prescribing information, visit www.bylvay.com.

In the U.S. and Europe, Bylvay has orphan exclusivity for its approved PFIC indications, and orphan designations for the treatment of Alagille syndrome, biliary atresia and primary biliary cholangitis. Bylvay is being evaluated in the ongoing PEDFIC 2 open-label trial in patients with PFIC, in the BOLD Phase 3 study for patients with biliary atresia and the ASSERT Phase 3 study for Alagille syndrome.

About Albireo

Albireo Pharma is a rare disease company focused on the development of novel bile acid modulators to treat rare pediatric and adult liver diseases. Albireo’s product, Bylvay, was approved by the U.S. FDA as the first drug for the treatment of pruritus in all subtypes of progressive familial intrahepatic cholestasis (PFIC), and is also being developed to treat other rare pediatric cholestatic liver diseases with Phase 3 trials in Alagille syndrome and biliary atresia, as well as an Open-label Extension (OLE) study for PFIC. In Europe, Bylvay has been approved for the treatment of PFIC and has been submitted for pricing and reimbursement approval. The Company has also initiated a Phase 1 clinical trial for A3907 to advance development in adult cholestatic liver disease, with IND-enabling studies moving ahead with A2342 for viral and cholestatic liver disease. Albireo was spun out from AstraZeneca in 2008 and is headquartered in Boston, Massachusetts, with its key operating subsidiary in Gothenburg, Sweden. The Boston Business Journal named Albireo one of the 2020 Best Places to Work in Massachusetts for the second consecutive year. For more information on Albireo, please visit www.albireopharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding, among other things: Albireo’s commercialization plans and expectations for commercializing Bylvay in the U.S. and Europe; estimates of the number of patients impacted by PFIC; expectations about Bylvay’s acceptance by healthcare practitioners to treat PFIC patients; Albireo’s plans to monetize its Rare Pediatric Disease Priority Review Voucher; the plans for, or progress, scope, cost, initiation, duration, enrollment, results or timing for availability of results of, development of Bylvay, A3907, A2342 or any other Albireo product candidate or program; the pivotal trial for Bylvay in biliary atresia (BOLD), and the pivotal trial for Bylvay in Alagille syndrome (ASSERT); the Phase 1 trial for A3907; the target indication(s) for development or approval, the size, design, population, location, conduct, cost, objective, enrollment, duration or endpoints of any clinical trial, or the timing for initiation or completion of or availability or reporting of results from any clinical trial, including the long-term open-label extension study for Bylvay in PFIC, and the BOLD and ASSERT trials; discussions with the FDA or EMA regarding our programs; the potential benefits or competitive position of Bylvay or any other Albireo product candidate or program or the commercial opportunity in any target indication; the potential effects of Bylvay of the treatment of PFIC patients and its potential to improve the current standard of care; the potential benefits of an orphan drug designation; the length of time for which Albireo’s cash resources are expected to be sufficient, and the milestones and activities to be funded with those cash resources; or Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses. Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” or the negative of these terms or other similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks, uncertainties and other factors, including, but not limited to: there are no guarantees that Bylvay will be commercially successful; we may encounter issues, delays or other challenges in launching or commercializing Bylvay; whether Bylvay receives adequate reimbursement from third-party payors; the degree to which Bylvay receives acceptance from patients and physicians for its approved indication; challenges associated with execution of our sales activities, which in each case could limit the potential of our product; results achieved in Bylvay in the treatment of patients with PFIC once we have launched the product may be different than observed in clinical trials, and may vary among patients; other potential negative impacts of the COVID-19 pandemic, including on manufacturing, supply, conduct or initiation of clinical trials, or other aspects of our business; whether favorable findings from clinical trials of Bylvay to date, including findings in indications other than PFIC, will be predictive of results from other clinical trials of Bylvay; the outcome and interpretation by regulatory authorities of the ongoing third-party study pooling and analyzing of long-term PFIC patient data; the timing for initiation or completion of, or for availability of data from, clinical trials of Bylvay, including BOLD and ASSERT, and the Phase 1 clinical trial of A3907, and the outcomes of such trials; Albireo’s ability to obtain coverage, pricing or reimbursement for approved products in the United States or Europe; delays or other challenges in the recruitment of patients for, or the conduct of, Company’s clinical trials; and Albireo’s critical accounting policies. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K or in subsequent filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement except as required by applicable law.

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Media Contact:
Colleen Alabiso, 857-356-3905, colleen.alabiso@albireopharma.com
Lisa Rivero, 617-947-0899, lisa.rivero@syneoshealth.com

Investor Contact:
Hans Vitzthum, LifeSci Advisors, LLC., 617-430-7578

Albireo Pharma, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:

Cash and cash equivalents	$186,286	$251,272
Prepaid expenses and other current assets	8,966	10,593
Total current assets	195,252	261,865
Property and equipment, net	868	478
Goodwill	17,260	17,260
Other assets	6,117	6,004
Total assets	$219,497	$285,607
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,704	$5,283
Accrued expenses	18,047	19,051
Current portion of note payable, net of discount	1,992	—
Other current liabilities	1,250	948
Total current liabilities	26,993	25,282
Liability related to sale of future royalties	67,834	65,894
Note payable, net of discount	7,865	9,621
Other long-term liabilities	3,301	3,579
Total liabilities	105,993	104,376
Stockholders’ Equity:
Preferred stock, $0.01 par value per share — 50,000,000 authorized at June 30, 2021 and December 31, 2020; 0 and 0 issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.01 par value per share — 60,000,000 authorized at June 30, 2021 and December 31, 2020; 19,240,295 and 19,107,040 issued and outstanding at June 30, 2021 and December 31, 2020, respectively	192	191
Additional paid-in capital	464,665	456,472
Accumulated other comprehensive loss	(4,379)	(8,612)
Accumulated deficit	(346,974)	(266,820)
Total stockholders’ equity	113,504	181,231
Total liabilities and stockholders’ equity	$219,497	$285,607

Albireo Pharma, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$2,428	$1,912	$4,394	$3,461
Operating expenses:
Research and development	20,894	18,397	40,837	34,527
General and administrative	16,940	8,474	32,213	16,627
Other operating (income) expense, net	(2,374)	(6,744)	4,154	72
Total operating expenses	35,460	20,127	77,204	51,226
Operating loss	(33,032)	(18,215)	(72,810)	(47,765)
Interest expense, net	(3,389)	(2,388)	(7,344)	(4,326)
Net loss	$(36,421)	$(20,603)	$(80,154)	$(52,091)
Net loss per share attributable to holders of common stock:
Net loss per common share - basic and diluted	$(1.90)	$(1.38)	$(4.18)	$(3.58)
Weighted-average common shares used to compute basic and diluted net loss per common share	19,200,747	14,981,756	19,196,798	14,556,986